UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )
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HEALTHCARE TRUST OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
April 30, 2013
Dear Stockholder:
On behalf of the Board of Directors, I invite you to attend the 2013 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 9, 2013 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We look forward to your attendance.
Attached are the Notice of Annual Meeting of Stockholders and proxy statement. They describe the formal business to be acted upon by the stockholders.
At the annual meeting, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.
Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2013 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it via fax to (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope. You also may authorize your proxy via the internet at www.eproxyvote.com/hta or by telephone by dialing toll-free (866) 977-7699. Please follow the directions provided in the proxy statement to vote your shares. This will not prevent you from voting in person at the 2013 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2013 Annual Meeting of Stockholders.
YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD July 9, 2013
NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 9, 2013 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:
1.  Election of Directors.    To consider and vote upon the election of the six director nominees named in this proxy statement, each for a term of one year and until his successor is duly elected and qualifies;
2. Ratification of Auditors.    To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and
3.  Other Business.    To transact such other business as may properly come before the 2013 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this notice. Our stockholders of record on April 19, 2013, are entitled to vote at the 2013 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. We reserve the right, in our sole discretion, to postpone or adjourn the 2013 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. The proxy solicitation materials are being mailed to stockholders on or about May 10, 2013.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 9, 2013: The proxy statement, proxy card and 2012 annual report are available at www.eproxyvote.com/hta.
Please sign and date the accompanying proxy card and return it promptly by fax to (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope, whether or not you plan to attend the meeting. You also may authorize a proxy electronically via the internet at www.eproxyvote.com/hta or by telephone by dialing toll-free (866) 977-7699. Instructions are included with the proxy card. Your vote is important to us and, thus, we urge you to submit your ballot early. You may revoke your proxy at any time prior to its exercise. If you attend the 2013 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically or telephonically.

By Order of the Board of Directors,

/s/ Kellie S. Pruitt
Kellie S. Pruitt
Secretary
April 30, 2013

HEALTHCARE TRUST OF AMERICA, INC.
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
Telephone: (480) 998-3478
PROXY STATEMENT
The accompanying proxy is solicited by the Board of Directors of Healthcare Trust of America, Inc., or HTA, for use in voting at the 2013 Annual Meeting of Stockholders, or the annual meeting, to be held on July 9, 2013 at 9:00 a.m. local time, at The Westin Kierland & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being mailed to stockholders on or about May 10, 2013.
The following questions and answers relate to the 2013 Annual Meeting of Stockholders.
What is the purpose of the annual meeting?
At the annual meeting, stockholders will consider and vote upon the following:

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the election of the six director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualifies; and

•	the ratification of the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the year ending December 31, 2013.
Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders. In addition, representatives of our independent registered public accounting firm are expected to be present at the annual meeting, and will have an opportunity to make a statement if they so desire, and will be available to respond to questions from the stockholders.
What are the Board of Directors’ voting recommendations?
The Board of Directors recommends that you vote or authorize a proxy to vote your shares:

•	FOR all of the nominees named in this proxy statement for election as directors; and

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2013.
What happens if additional proposals are presented at the annual meeting?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares as they see fit on any additional matters properly presented for a vote at the meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on April 19, 2013, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the annual meeting, or any postponements or adjournments of the annual meeting. As of the record date, we had 111,424,429 shares of Class A common stock and 114,566,254 of Class B common stock, respectively, issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date regardless of class. Please be advised that you should vote all ballots received, as each class of stock will have a separate ballot.
What is the difference between a “record holder” and stockholder who holds stock in “street name”?
Stockholders of Record.    If your shares are registered in your name with our transfer agent, DST Systems, you are a stockholder of record with respect to those shares and these proxy materials were sent directly to you by Boston Financial Services.
Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” These proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

What are “routine” and “non-routine” matters and how are broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of nominees for the Board (Proposal No. 1) is considered a “non-routine” matter, and, therefore, a broker or nominee may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposal. Therefore, we strongly encourage you to instruct your broker or nominee on how you wish to vote your shares on the election of directors. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) is considered a “routine” matter and, therefore, a broker or nominee may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with such proposal. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If a majority of all of the shares outstanding and entitled to vote on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present.
How do I authorize a proxy to vote my shares at the annual meeting?
You can authorize a proxy to vote your shares by mail, fax, telephone or internet, following the instructions set forth below and on the proxy card.

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Mail - Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by July 8, 2013.

•	Fax - Stockholders may authorize a proxy by completing the accompanying proxy card and faxing it to (781) 633-4036 until 11:59 p.m. eastern daylight time on July 8, 2013.

•	Telephone - Stockholders may authorize a proxy by telephone by dialing toll-free at (866) 977-7699 until 11:59 p.m. eastern daylight time on July 8, 2013.

•	Internet - Stockholders may authorize a proxy electronically using the internet at www.eproxyvote.com/hta until 11:59 p.m. eastern daylight time on July 8, 2013.
If you hold shares of our common stock in street name, you will need to follow the voting instructions provided by the institution that holds your shares.
Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone or over the internet?
You may revoke your proxy at any time before the proxy is exercised at the annual meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the annual meeting); or

•	authorizing a later dated proxy using the telephone or internet (if received before the deadline for telephone or internet proxies).
If you hold shares of our common stock in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?
Election of directors.    To elect a director nominee, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the nominee. This means that a director nominee needs to receive more votes for his election than withheld from or present but not voted in his election in order to be elected to the Board of Directors. The election of nominees for the Board of Directors is considered a “non-routine” matter and, therefore, a broker or nominee may not vote shares held for a beneficial owner without instructions. Therefore, broker non-votes, abstentions and “withhold” votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.
Ratification of auditors.    To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.
How can I find the results of the annual meeting?
Preliminary results will be announced at the annual meeting. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.
What happens if the meeting is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.
Will my vote make a difference?
Yes! Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. AS A RESULT, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of HTA and welcome your attendance at the annual meeting.
Who will bear the costs of soliciting votes for the meeting?
HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Boston Financial Data Services to assist us in connection with the solicitation of proxies for the annual meeting. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our Directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of HTA’s financial reports, including its reports to the Securities and Exchange Commission, or the SEC, filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about our company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements include information concerning possible or assumed future results of operations of our company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT; and

•	the risk factors set forth in our 2012 Annual Report on Form 10-K or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Background
The Board of Directors currently consists of six directors. Our bylaws provide for a minimum of three and a maximum of 15 directors and that our Directors each serve a term of one year, but may be re-elected. The Board of Directors has nominated Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, each for a term of office commencing on the date of the 2013 Annual Meeting of Stockholders and ending on the date of the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Each of Messrs. Peters, Blair, DeWald, Fix, Mathis and Wescombe currently serves as a member of the Board of Directors. The Board of Directors believes the nominees have played and will continue to play a vital role in our management and operations and our continued growth and success.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR ALL NOMINEES” who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become Directors or executive officers of HTA. Each of the nominees for election as Director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a Director except that such nominees have agreed to serve as our Directors if elected.
Information about Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position	Term of Office
Scott D. Peters	55	Chief Executive Officer, President and Chairman of the Board	Since 2006
W. Bradley Blair, II	69	Independent Director	Since 2006
Maurice J. DeWald	73	Independent Director	Since 2006
Warren D. Fix	74	Independent Director	Since 2006
Larry L. Mathis	69	Independent Director	Since 2007
Gary T. Wescombe	70	Independent Director	Since 2006
Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company, or Grubb & Ellis, our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as Director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.

W. Bradley Blair, II has served as an independent director of our company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.
Maurice J. DeWald has served as an independent director of our company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. and Emmaus Holdings, Inc. and as non-executive Chairman of Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Warren D. Fix has served as an independent director of our company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc., First Foundation Bank, Accel Networks, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the chief executive officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and a development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, of The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.
Larry L. Mathis has served as an independent director of our company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance, and strategy and is the author of The Mathis Maxims, Lessons in Leadership. For over 35 years, Mr. Mathis has held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives, and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to present a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.

Gary T. Wescombe has served as an independent director of our company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.
Board Experience and Director Qualifications
Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive commercial real estate experience drawn from a wide range of disciplines. The Board of Directors has nominated each director to serve on the Board of Directors based on the unique skills he brings to the Board, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

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Our Chairman, Mr. Peters, has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with our company. Mr. Peters co-founded our company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as Chief Financial Officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of our company, as well as our current investment strategy.

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Mr. Blair provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as Chief Executive Officer, president and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

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Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

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Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

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Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He is the founding president and chief executive officer of The Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

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Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young, LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

The Board of Directors recommends a vote “FOR ALL NOMINEES” named above for election as directors.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position	Term of Office
Scott D. Peters	55	Chief Executive Officer, President and Chairman of the Board	Since 2006
Kellie S. Pruitt	47	Chief Financial Officer, Secretary and Treasurer	Since 2009
Mark D. Engstrom	53	Executive Vice President - Acquisitions	Since 2009
Amanda L. Houghton	31	Executive Vice President - Asset Management	Since 2011
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Information about Director Nominees” above.
Kellie S. Pruitt has served as our Chief Financial Officer since May 2010, as our Treasurer since April 2009, and as our Secretary since July 2009. She also served as our Chief Accounting Officer from January 2009 until May 2010, as our Assistant Secretary from March 2009 to July 2009, and as our Controller for a portion of January 2009. From September 2007 to December 2008, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as a senior manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. Ms. Pruitt received a B.A. degree in Accounting from the University of Texas at Arlington and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.
Mark D. Engstrom has served as our Executive Vice President - Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as an independent consultant to us providing acquisition and asset management support. Mr. Engstrom has over 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and as a vice president of PM Realty Group from 1995 to 1998. Mr. Engstrom received a B.A. degree in Pre-Law and Public Administration from Michigan State University and a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.
Amanda L. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton comes from a varied background with experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manger of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management, and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation, was appointed to the NAIOP Medical and Life Sciences Forum and is a member of the CFA Institute and Commercial Real Estate Women (CREW).

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors held 18 meetings during the year ended December 31, 2012. Each of our Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.

Board Leadership Structure
The Board of Directors believes it is important to select its Chairman and the company’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time. The members of the Board of Directors possess considerable business experience and in-depth knowledge of the issues our company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board of Directors believes that the most effective leadership structure for the company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.
Director Attendance at Annual Stockholder Meetings
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual stockholder meetings, we invite and encourage the members of the Board of Directors to attend our annual stockholder meetings to foster communication between stockholders and the Board of Directors. All of our Directors attended the 2012 annual stockholder meeting in person, except for one that participated telephonically.
Contacting the Board of Directors
Any stockholder who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We have a six-member Board of Directors. We consider all of our Directors other than Scott D. Peters, our Chief Executive Officer, to be independent under NYSE and SEC rules. Our charter provides that a majority of our Directors must be “independent directors.” We consider all of our Directors other than Mr. Peters to be “independent directors” as defined in our charter. As currently defined in our charter, the term “independent director” means:
“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee members qualify as independent under the NYSE’s rules applicable to Audit Committee members.
Risk Management
The Board of Directors and each of its committees play an important role in overseeing the management of our company’s risks. The Board regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing our company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board. Our Board of Directors, through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment and Risk Management Committees, provides Board level oversight of these risk management activities.

The Risk Management Committee has primary responsibility at the Board level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our independent auditors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews the management of risks relating to compliance and our corporate governance policies, while the Investment Committee reviews acquisition and other investment-related risks.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these Board committees through the reports each committee delivers to the full Board following each of its regular committee meetings. In addition, members of management responsible for managing our risk formally report to the full Board regarding enterprise risk management annually and also provide informal updates periodically throughout the year to the full Board and to individual committees of the Board.
Committees of the Board of Directors
Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.
Audit Committee.    Our Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee is currently comprised of Messrs. Blair, DeWald, Fix, Mathis and Wescombe, all of whom are independent directors. Mr. DeWald currently serves as the chairman of the Audit Committee and has been designated as the Audit Committee financial expert.
The Audit Committee has adopted a written charter under which it operates. This charter is available by clicking on “Governance Documents” under “Investor Relations” on our website at www.htareit.com. The Audit Committee held 11 meetings during the year ended December 31, 2012.
Compensation Committee.    The primary responsibilities of our Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. In 2011 and 2012, the Compensation Committee engaged Towers Watson as its independent compensation consultant. In this capacity, Towers Watson reports directly to the Compensation Committee, and the Compensation Committee directs Towers Watson’s work. Towers Watson has provided the Compensation Committee with advice regarding Mr. Peters’ compensation, as well as the compensation of our other executive officers and non-employee directors in 2011 and 2012. Other than its work for the Compensation Committee, Towers Watson does not provide any other services to us, and after consideration of such factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, the Compensation Committee has determined that no conflicts of interest exist between us and Towers Watson (or any individuals working on our account on Towers Watson’s behalf).
Under our Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee is currently comprised of Messrs. Blair, DeWald, Fix and Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman of the Compensation Committee.
The Compensation Committee has adopted a written charter under which it operates. This charter is available by clicking on “Governance Documents” under “Investor Relations” on our website at www.htareit.com. The Compensation Committee held six meetings during the year ended December 31, 2012. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” section below.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee’s primary purposes are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Blair, Fix and Mathis, all of whom are independent directors. Mr. Fix currently serves as the chairman of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee has adopted a written charter under which it operates. This charter is available by clicking on “Governance Documents” under “Investor Relations” on our website at www.htareit.com. The Nominating and Corporate Governance Committee held five meetings during the year ended December 31, 2012.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (1) be an individual of high character and integrity; (2) be accomplished in his or her respective field, with superior credentials and recognition; (3) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (4) have sufficient time available to devote to our affairs; (5) represent the long-term interests of our stockholders as a whole; and (6) represent a diversity of background and experience. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Investment Committee.    Our Investment Committee’s primary function is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting and asset management. The Investment Committee is currently comprised of Messrs. Blair, Fix, Peters and Wescombe. Messrs. Blair, Fix and Wescombe are independent directors. Mr. Blair currently serves as the chairman of the Investment Committee.
The Investment Committee has adopted a written charter under which it operates. This charter is available by clicking on “Governance Documents” under “Investor Relations” on our website at www.htareit.com. The Investment Committee held 13 meetings during the year ended December 31, 2012.
Risk Management Committee.    Our Risk Management Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (1) material risks or exposures associated with the conduct of our business; (2) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (3) management’s policies and procedures for risk management. The Risk Management Committee is currently comprised of Messrs. Blair, DeWald and Mathis, all of whom are independent directors. Mr. Mathis currently serves as the chairman of the Risk Management Committee.

The Risk Management Committee has adopted a written charter under which it operates. This charter is available by clicking on “Governance Documents” under “Investor Relations” on our website at www.htareit.com. The Risk Management Committee held four meetings during the year ended December 31, 2012.

COMPENSATION DISCUSSION AND ANALYSIS
In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2012 by the following individuals, our named executive officers:

•	Scott D. Peters, Chief Executive Officer, President and Chairman of the Board;

•	Kellie S. Pruitt, Chief Financial Officer, Secretary and Treasurer;

•	Mark D. Engstrom, Executive Vice President - Acquisitions; and

•	Amanda L. Houghton, Executive Vice President - Asset Management.
Executive Summary
Our executive compensation program is guided by the principle that the compensation of the executive officers should encourage creation of value for stockholders and achievement of strategic corporate objectives. In furtherance of this principle, our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

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The majority of our executives’ compensation is at-risk. For fiscal year 2012, approximately 94.5% of Mr. Peters’, 89.9% of Ms. Pruitt’s, 88.2% of Mr. Engstrom’s and 90.6% of Ms. Houghton’s target total direct compensation was performance-based and/or linked to the value of our stock price. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.

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Executives’ bonuses under our annual incentive program are determined each year by the Compensation Committee based on its assessment of our performance and the individual executive during the year. The annual bonus for Mr. Peters is subject to a cap, and the Compensation Committee has complete discretion to determine the amount that will be awarded to each executive (subject to the cap) or to award no bonus at all.

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Executives were awarded one-time grants of long-term incentive awards, or LTIP awards, in 2012 that will vest only if our stock price achieves specified levels of appreciation (based on our average closing price over a period of 20 consecutive trading days). These awards consist of equity interests in our operating partnership that, following the vesting of the award, may be converted into shares of our common stock if certain conditions are met. We believe these awards play an important role in linking the interests of our executives with those of our stockholders as the awards will have value only if our stock price increases substantially above the price of our stock in June 2012 when it was listed on the New York Stock Exchange. The awards also provide a retention incentive as the executive generally must remain employed with us through the achievement of a particular stock price goal in order for the LTIP units subject to that goal to vest.

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Executives were also granted equity awards in 2012 in the form of restricted stock. These awards provide a retention incentive as they vest over a multi-year period and, as the ultimate value of the award depends on our stock price, further link the interests of our executives with those of our stockholders.

•	We do not provide any tax gross-up payments or material perquisites to our named executive officers.

Compensation Philosophy and Objectives
Our Compensation Committee is charged with the responsibility of setting compensation for our named executive officers and other executive officers and employees. Pursuant to the terms of the Compensation Committee charter of the Board, the Compensation Committee has oversight over all compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards. The objectives of the executive compensation programs are to attract, incentivize and retain executive management in a manner that is tied to achieving our business objectives and aligning the financial interests of our executives with the long-term interests of stockholders. The compensation programs shall be determined based on a number of factors that the Compensation Committee believes most appropriately aligns these interests, including primary factors such as:

•	the competitive market data of comparable peer companies and other companies with whom we compete for talent;

•	the achievement of our overall financial results;

•	individual contributions;

•	individual experience and qualifications; and

•	a compensation philosophy of “pay for performance.”
An important objective of the Compensation Committee is to align the financial interests of the executives with those of our stockholders by providing significant equity-based, long-term incentives to the executives.
Our Business, Performance and Strategic Actions
Key accomplishments in the year ended December 31, 2012 and performance that we considered in determining compensation were as follows:
Listing. On June 6, 2012, we listed our Class A common stock on the New York Stock Exchange, or the NYSE, under the symbol “HTA.” The listing was a transformational accomplishment for us moving our initial stockholders from a non-liquid, non-traded REIT to a staged liquidity event beginning on June 6, 2012 and scheduled to end by December 6, 2013. This was more than a year earlier than our initial projected liquidity date of September 2013. This execution was unique and saved stockholders millions of dollars in fees that are normally paid to investment banks in a traditional initial public offering, or IPO, process. Further, our stockholders were not diluted at the time of the listing with a contemporaneous additional equity raise at a discounted price to our valuation, which is also customary in a traditional IPO. The management team, and the Board of Directors that managed the company before the management team was formed, designed and accomplished a number of strategic steps that made the listing possible, including the following:

•	made the decision in early 2008 to become purely focused on medical office buildings without development, which differentiates us from our publicly traded peers;

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strategic decisions were made to manage the economic recession in 2008 by slowing our acquisition pace, building a strong cash position and making $1.8 billion of opportunistic investments when the market adjusted in 2008, 2009 and 2010;

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negotiated reduced fees paid to our external advisor in October 2008 through September 2009 and made the decision to transition from an externally advised REIT to a self-managed REIT, which eliminated all external fees, saving over $87 million of fees, net of our cost, through the date of our Listing;

•	left our external advisor in 2009 and from the ground up, built our infrastructure, accumulated, hired and trained our employees building a quality organization of over 130 people today;

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became the first non-traded REIT to leave its external advisor without paying an internalization fee, which can typically range between approximately $100 - $200 million depending on the size of the applicable company;

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in 2010 eliminated the 15% contractual promote fee pursuant to our initial offering to be paid to the external advisor upon liquidity and in 2012, eliminated the 8% contractual promote fee pursuant to our follow-on offering to be paid to management and directors upon a liquidity event;

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assembled a top quality portfolio of medical office buildings comprised of 12.6 million square feet, 95.7% on-campus or aligned with nationally and regionally recognized healthcare systems, 91% occupied with 56% credit rated tenants of which 40% are investment grade;

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developed and maintained a corporate philosophy of low leverage and flexible capital structure, which achieved investment grade ratings in July 2011 by Moody’s and Standards & Poors. This allowed us to accomplish the Listing without raising additional equity and diluting our initial stockholders;

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implemented, developed and managed the roll out of our in-house property management and leasing platform through four regional offices, which today directly manages approximately 80% of our portfolio and successfully managed a geographically diverse portfolio, developed key industry relationships with nationally and regionally recognized healthcare systems, and

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obtained approval from the NYSE to list our Class A common stock on the NYSE without an offering - the first non-traded REIT to obtain such an approval from the NYSE. This execution saved stockholders millions of dollars in fees that are normally paid to investment banks in a traditional IPO process and we did not dilute our stockholders by raising additional equity at a discounted price to our valuation, which is also customary in a traditional IPO.

Acquisitions: We acquired $294.9 million of accretive, high quality, on-campus or affiliated medical office buildings in the year ended December 31, 2012. These acquisitions totaled over 1.3 million square feet and expanded our asset base by more than 10%. These properties were acquired directly from local developers or health systems and we believe are located in the key markets of Boston, Pittsburgh, Dallas and Atlanta. The buildings were over 99% occupied at the time of our purchase and were acquired at unlevered yields in the mid 7% range.
Asset Management: In 2012, we transitioned approximately 4.9 million square feet of gross leasable area, or GLA, to our in-house property management and leasing platform. As of December 31, 2012, approximately 70% of our current GLA was managed internally, which we believe contributed to our tenant retention rate of 86.5%. We believe this tenant retention rate is one of the highest in the healthcare real estate industry. We maintained our occupancy at 91% throughout 2012.
Balance Sheet.    We significantly improved our balance sheet by maintaining low leverage of 32.8%, increasing the flexibility of our capital structure, lengthening our maturities and reducing our overall borrowing costs with the following:

•	refinancing our $575 million unsecured line of credit, thereby reducing our funded borrowing costs by 55 bps, and extending the maturity of the line of credit to 2016;

•	closing on $455 million of 4 and 7 year unsecured term loans;

•	reducing our secured leverage ratio from 24.9% in 2011 to 18.3% in 2012; and

•	reducing our average borrowing cost by more than 100 bps from 5.25% per annum for the year ended December 31, 2011 to 4.06% per annum for the year ended December 31, 2012.

Stockholder Returns: We believe the accomplishments in 2012 noted above and the continued dialogue that we have had with our initial stockholders and our new institutional investors have been effective and continues to generate value for our stockholders. As of March 31, 2013, just over nine months after our Listing, we have been able to generate a 25.3% one-year return. For our initial investors that invested beginning in January 2007, we have provided a total return of 85.5% which represents a 10.4% annualized return. Since January 2007, we have returned over $950 million to shareholders through dividends and share price appreciation. The chart below shows the comparison of HTA’s returns from January 2007 through March 31, 2013 with that of the RMS, S&P 500 and SNL Healthcare REIT indices over that same period. The total return assumes that distributions were reinvested in shares of HTA using the distribution reinvestment plan until it was terminated in connection with the Listing.
How We Determine our Compensation Arrangements
The Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In addition, the employment agreements of our named executive officers require that their base salary be reviewed by the Compensation Committee not less frequently than annually. In conducting these reviews in 2012, in addition to the requirements in the Compensation Committee charter, the Compensation Committee took into account, among other things, the following:

•	our financial performance and business achievements as discussed above under “Our Business, Performance and Strategic Actions;”

•	our continued growth and productivity through our self-managed entity;

•	the quality of our acquisitions completed in 2012;

•	the expansion of our healthcare system relationships, which we believe are a key factor impacting the success of our future growth;

•	the expansion of our operations;

•	our increasing coverage of distributions with cash flow from operations;

•	our overall financial strength and growth;

•	our high degree of financial flexibility and capital capacity, which we believe provides us with the ability to continue to execute a prudent growth strategy; and

•	the additional responsibilities required in 2012 and beyond required of a publicly traded company.

Our Compensation Committee's independent consultant, Towers Watson, conducted a competitive market assessment of the compensation levels of each of our named executive officers compared to survey data from the 2012 NAREIT Compensation Survey, as well as a peer group consisting of the following companies:

Healthcare Realty Trust Incorporated	Health Care REIT, Inc.
Omega Healthcare Investors, Inc.	Medical Properties Trust, Inc.
HCP, Inc.	Alexandria Real Estate Equities, Inc.
Senior Housing Properties Trust	BioMed Realty Trust, Inc.
Ventas, Inc.	Brandywine Realty Trust
The companies reviewed by Towers Watson from the 2012 NAREIT Compensation Survey included healthcare REITs from a variety of sectors with total capitalization within a range of $2.5 billion to $5.0 billion. The peer group companies were selected by our Compensation Committee, with input from Towers Watson, based on (i) financial scope ($1.6 billion to $17.4 billion in assets and median assets of $4.5 billion), (ii) business segment (healthcare-related and office REITs) and (iii) structure (self-managed and publicly traded). For market pay comparisons, Towers Watson considers an executive to be paid “competitively” and within the range of competitive practice if such executives’: (i) base salary is within +/-10% of the competitive pay standard; (ii) total cash compensation is within +/-15% of the competitive pay standard; and (iii) total direct compensation is within +/-20% of the competitive pay standard. For purposes of this discussion, “total direct compensation” consists of base salary, target annual bonus and grant date value of equity awards, with the equity award value being determined under generally accepted accounting principles and excluding the one-time LTIP unit awards granted to the executives in May 2012 and discussed below.
In the case of our Chief Executive Officer, Towers Watson reported that total cash compensation (which consists of base salary and annual bonus) is competitive at about the market median based on both the peer companies and the NAREIT survey and the equity award value is low relative to the market median.
In the case of our other named executive officers, excluding our Chief Executive Officer, Towers Watson reported that total direct compensation (excluding the one-time LTIP unit awards discussed below) was below the median when compared to both the 2012 NAREIT Compensation Survey data and the proxy data available for the peer group at the time Towers Watson completed its review.
Towers Watson also reported that our named executive officers’ total equity holdings were low relative to current total equity holdings of named executive officers at our peer companies. As noted below, the Compensation Committee took the executives’ equity holding levels into account in determining to vest certain shares held by the executives upon the Listing.
Finally, Towers Watson reported that the current levels of severance benefits (if triggered) (a) for the Chief Executive Officer, would be above competitive practice, and for (b)  the other named executive officers, would be somewhat below competitive levels.
The Compensation Committee uses this information from Towers Watson as a reference point in making its compensation decisions, however, it does not benchmark to a particular percentile within the peer group or otherwise target any element of compensation at a particular level or quartile within the peer group.
The Role of Stockholder Say-on-Pay Votes.    We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our annual meeting of stockholders held in November 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders' support of our approach to executive compensation and, thus, the Compensation Committee did not change its approach in making its executive compensation decisions after the 2011 annual meeting. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the named executive officers.
Consistent with the stockholder advisory vote on the frequency of advisory votes to approve named executive officer compensation held in 2011, we decided that we would include an advisory vote on the compensation of our named executive officers in the proxy materials for our future annual meetings of stockholders every three years until the next required vote on the frequency of future advisory votes on the compensation of our named executive officers. The next say-on-pay vote to approve the compensation of our named executive offices would occur no later than our annual meeting of stockholders in 2014. The next required vote on the frequency of advisory votes to approve named executive officer compensation will occur no later than our annual meeting of stockholders in 2017.

Employment Agreements.    Prior to 2012, we entered into an employment agreement with each of the named executive officers. Effective as of January 1, 2013, we entered into new employment agreements with each named executive officer. The new agreement with Mr. Peters has a four-year term, and the new employment agreements with each of the other named executive officers has a three-year term. In considering the appropriate terms of the employment agreements, the Compensation Committee focused on the increased duties and responsibilities of the executive following the Listing. Each of these executives has served and we expect will continue to serve a major role in hiring, supervising and overseeing our employees, the transition and implementation of self-management and the post-transition management of our company. In particular, as part of and as a result of this transition, the role of Mr. Peters, as our Chief Executive Officer and President, has been significantly expanded on a number of levels. We believe that these employment agreements are important in helping us attract and retain key executive and help promote the stability of our management team. A summary of the terms of the new employment agreements are described below under “Employment Agreements.”
Elements of our 2012 Compensation Program
During 2012, the key elements of compensation for our named executive officers were base salary, annual bonus and long- term equity incentive awards, as described in more detail below. In addition to these key elements, we also provide severance protection for our named executive officers, as discussed below.
Base Salary.    Base salary provides the fixed portion of compensation for our named executive officers and is intended to reward core competence in their role relative to skill, experience and contributions to us. The Compensation Committee reviewed the base salary levels for each of our named executive officers and the market compensation data described above and, based thereon, determined that the base salary levels for Messrs. Peters and Engstrom and Ms. Pruitt would not be changed for 2012. In connection with entering into an employment agreement with Ms. Houghton in March 2011, the Compensation Committee approved an initial annual base salary of $165,000 in light of Ms. Houghton’s experience and responsibilities with us and its assessment of competitive market pay levels. In January 2012, Ms. Houghton’s annual base salary was increased to $200,000, in connection with her promotion in December 2011 to Executive Vice President - Asset Management. In September 2012, her salary was increased to $250,000 based on her continued demonstrated performance and her increased responsibilities upon our transition to a publicly traded company and internalization of the property management and leasing function.
Annual Bonus.    Annual bonuses are intended to reward and recognize contributions to our financial goals and achievement of individual objectives. Each of our named executive officers is eligible to earn an annual performance bonus in an amount determined in the sole discretion of the Compensation Committee. Pursuant to the terms of their employment agreements in effect during 2012, Mr. Peters’ maximum bonus was 200% of base salary, and the other named executive officers’ target bonuses were 100% of base salary. Mr. Peters did not have a “target” bonus amount.
In determining the bonuses to award to our named executive officers for 2012, the Compensation Committee considered the executives’ contributions to the Company’s accomplishments during 2012, as further described above under “Our Business, Performance and Strategic Actions,” as well as the individual performance of each executive. In assessing Mr. Peters’ performance, the Compensation Committee, in consultation with Mr. Peters, developed a broad list of goals and objectives for him at the beginning of 2012. No particular weighting was assigned to any of these goals, and the Compensation Committee retained discretion to determine any bonus amount to be awarded to Mr. Peters. In reviewing Mr. Peters’ performance at the end of 2012, the Compensation Committee concluded that Mr. Peters accomplished, and in many cases exceeded, such goals and objectives, including, among others, the following:

•	accomplished our listing on the NYSE without any public offering and, therefore, without any dilution to our stockholders;

•
provided our stockholders a staged liquidity event beginning with the Listing on June 6, 2012, more than a year earlier than the projected initial liquidity date of September 2013, without issuing any additional equity that would dilute our stockholders through a dilutive equity raise through a traditional IPO;

•	led the expansion of the company, including growing our portfolio through the acquisition of quality, performing assets;

•	negotiated substantial and creative value-added transaction terms and conditions for our acquisitions;

•	coordinated refinancing transactions during a time of significant dislocations in the credit markets;

•	maintained a strong balance sheet;

•	recruited and effectively supervised our employees;

•	implemented additional risk management procedures at all key levels of the company;

•	established and enhanced our relationships with commercial and investment banks;

•	maintained and enhanced our “stockholder first,” performance-driven philosophy;

•	established our independent brand name as an asset to our company;

•	facilitated an open and effective dialogue with our Board;

•	facilitated regular dialogue with our stockholders; and

•	devoted significant time and effort in meeting with existing and potential future institutional investors.
Based on its review of these accomplishments, and its subjective assessment of Mr. Peters’ performance during 2012, the Compensation Committee awarded Mr. Peters a bonus equivalent to 200% of his base salary.
In determining the bonus amounts for Mr. Engstrom, Mses. Pruitt and Houghton, the Compensation Committee also took into account the recommendations of Mr. Peters and its subjective assessment of the performance of each such named executive officer during 2012. In the case of Mr. Engstrom, the Compensation Committee considered the quality of the acquisitions that Mr. Engstrom negotiated and completed and his management of our acquisitions team. In the case of Ms. Pruitt, the Compensation Committee considered Ms. Pruitt’s key role in (i) obtaining unsecured financing for the company and developing relationships with key commercial and investment banks, (ii) accomplishing the refinancing of our unsecured credit facility, (iii) accomplishing our listing, and (iv) developing our corporate office and infrastructure, building our accounting team and assisting in the coordination of ongoing stockholder relations. In the case of Ms. Houghton, the Compensation Committee considered her strong performance with regard to managing our $2.6 billion portfolio (based on purchase price), as well as her key accomplishments during the year, including successfully transitioning approximately 4.9 million square feet of GLA to our in-house property management and leasing platform. As of December 31, 2012, approximately 70% of our current GLA was managed internally. The Compensation Committee considered Mr. Peters’ recommendations and approved bonuses for Mr. Engstrom at 75% of his target bonus amount, Ms. Pruitt at 100% of her target bonus amount, and Ms. Houghton at 70% of her target bonus amount.
The Compensation Committee did not establish any specific financial performance targets or other objective performance criteria for purposes of determining the bonuses to be awarded to the named executive officers for 2012. However, the Compensation Committee is currently completing a comprehensive review of compensation best practices and anticipates setting specific targets for determining the executives' incentive compensation for future years. At this time, we expect that future performance targets will be commensurate with our peers and will focus on stockholder value creation through sustained growth in revenue and net operating income, accretive growth through acquisitions, maintaining an investment grade balance sheet and effective management of our capital allocation strategy. However the Compensation Committee retains flexibility as to the design of our executive compensation program and the performance metrics (if any) to be used for purposes of determining executive compensation.
Long-Term Equity Incentive Awards.    We believe that long-term equity incentive awards are an important element of our compensation program because we believe these awards align the interests of our named executive officers with those of our stockholders and provide a strong retentive component to the executive's compensation arrangement. In recent years, restricted stock has been the primary equity award vehicle offered to our named executive officers. Restricted stock has a number of attributes that makes it an attractive equity award for our named executive officers. The vesting schedule provides a retention element to their compensation package -- if the executive voluntarily terminates employment, the executive forfeits any unvested restricted stock. At the same time, the executive retains the attributes of stock ownership through voting rights and distributions. Prior to our Listing on June 6, 2012, there was no readily available market providing liquidity for our common stock, and in light of the limitation in our governing documents that poses an obstacle to our withholding shares from the restricted stock when it vests, the Compensation Committee designed Mr. Peters’ awards so that he could elect to receive a portion of the value of the award in cash in order to satisfy his tax obligations. Awards granted after our Listing do not include the cash award election.
In May 2010, our Board approved an employee retention program pursuant to which we have granted, and expect in the future to grant, our named executive officers and employees restricted shares of our common stock. The purpose of this program is to incentivize our named executive officers and employees to remain with us throughout the vesting period of the award. Our Board and the Compensation Committee determined that this program is consistent with our overall goal of hiring and retaining highly qualified employees. In determining the number of shares to grant under the program, the Compensation Committee reviews the grant practices of the peer group companies and generally grants to our named executive officers equity awards with a value that it determines is consistent with the equity grants provided by the peer group companies on an annual basis to similarly situated executives, while also taking into account the demonstrated performance of the executive to date, and expected ongoing performance and correlated added value to us in the future.

Pursuant to this retention program, Messrs. Peters and Engstrom and Mses. Pruitt and Houghton were awarded grants of 150,000, 50,000, 50,000, and 40,000 shares of restricted stock, respectively, on January 1, 2012. These grant levels were generally consistent with the grants made to these executives under the program in prior years. Mr. Peters elected to receive a restricted cash award in lieu of 75,000 of the restricted shares granted to him. The restricted shares and the restricted cash award granted to Mr. Peters vested with respect to one-third on the grant date and the remainder would vest in two additional equal installments on each of the first two anniversaries of the grant date, and the restricted shares granted to Mr. Engstrom and Mses. Pruitt and Houghton would vest 100% on the third anniversary of the grant date, in each case provided that the applicable executive is employed by us on the applicable vesting date. In view of the low level of equity holdings of the management team, as assessed by Towers Watson, these awards vested upon our Listing on June 6, 2012. In addition, on June 6, 2012, and consistent with the Company’s past grant practices for Mr. Peters under the program, Mr. Peters received 120,000 restricted shares and elected to receive a restricted cash award in lieu of 60,000 shares in order to satisfy state and federal tax requirements. This stock award was granted pursuant to the retention program and the final year of Mr. Peters’ contract, which was originally entered into in 2009. The restricted shares and restricted cash award granted to Mr. Peters on June 6, 2012 vested in full upon the grant date. Upon entering into new employment agreements as further discussed above under “Employment Agreements,” on December 24, 2012, Ms. Pruitt, Mr. Engstrom, and Ms. Houghton received grants of 60,000, 40,000, and 40,000 shares of restricted stock, respectively. In determining the number of shares subject to each grant, the Compensation Committee generally considered the annual long-term incentive compensation levels awarded by the peer group and the relative responsibilities and contributions of the respective executives. All of the shares granted to Mses. Pruitt and Houghton and Mr. Engstrom will vest 100% on the third anniversary of the grant date, provided the grantee is employed by us on the applicable vesting date. In addition, Mr. Peters was awarded 150,000 shares on December 24, 2012 based on the Compensation Committee’s subjective determination of Mr. Peters’ performance relative to the Listing and smooth transition to a publicly traded company. These restricted shares were vested one-third upon grant, and the remaining shares will vest in installments on each of the first two anniversaries of the grant date, provided Mr. Peters is employed by us on the applicable vesting date. For additional information regarding these grants, see the “Grants of Plan-Based Awards” table and the narrative following such table below.
As a result of the stock awards noted above, as of December 31, 2012, the named executive officers had holdings of common stock, including all owned stock, both restricted and unrestricted, as a multiple of the applicable executive’s base salary as follows:

Fair Market Value of Stock Holdings
Name	as a Multiple of Current Base Salary
Scott D. Peters	8.7x
Kellie S. Pruitt	6.2x
Mark D. Engstrom	5.9x
Amanda L. Houghton	3.1x

Equity Awards Related to Prior Performance
In order to provide our stockholders with a more complete picture of the compensation of our named executive officers, we are providing supplemental compensation information not required by the SEC. The table below shows the named executive officer’s salary, bonus, and annual long-term equity incentive award value for services performed in 2012, 2011 and 2010. In contrast to the Summary Compensation Table below, which discloses as compensation the grant date fair value of equity awards in the year the awards are granted, the table below discloses as compensation the grant date fair value of equity awards in the year immediately before the year in which they are granted. For example, the table below discloses the grant date fair value of equity awards granted in January 2012 as being compensation for the named executive officer in 2011. In 2012, annual grants were awarded in December 2012 instead of January 2013. In granting these awards, the Compensation Committee took into account HTA’s substantial achievements in 2012 described under “Our Business, Performance and Strategic Actions” beginning on page 13. The following information should be read in conjunction with the Summary Compensation Table and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Total (3) ($)	Listing-Related Compensation (3) ($)
Scott D. Peters	2012	750,000	1,500,000	2,690,400	4,940,400	5,620,100
	2011	750,000	1,200,000	2,700,000	4,650,000	—
	2010	655,208	1,500,000	3,200,000	5,355,208	—
Kellie S. Pruitt	2012	300,000	300,000	600,000	1,200,000	1,264,523
	2011	300,000	200,000	500,000	1,000,000	—
	2010	207,937	225,000	800,000	1,232,937	—
Mark D. Engstrom	2012	300,000	225,000	400,000	925,000	1,124,020
	2011	300,000	200,000	500,000	1,000,000	—
	2010	275,000	275,000	800,000	1,350,000	—
Amanda L. Houghton	2012	214,583	175,000	400,000	789,583	1,095,920
	2011	165,000	75,000	400,000	640,000	—

(1)
The amounts in this column reflect the annual cash bonuses earned by our named executive officers for the applicable year. This column does not include the cash portion of his restricted stock grants that were used to pay federal and state taxes. Such amounts are included in the “Bonus” column of the Summary Compensation Table on page 24 of this Proxy Statement and are based on the vesting of such awards and not the value on grant date. The cash portion of such awards are included in the value of the stock awards and represent the grant date value for purposes of this table.

(2)
The amounts reported in this column for each year reflect the fair value on the grant date of the restricted stock awards granted to our named executive officers shortly following the particular year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted in January 2012 are shown as compensation for performance year 2011). In 2012, annual grants were awarded in December 2012 instead of January 2013. In the case of Mr. Peters, the amounts also include annual grants of 120,000 shares that were contractually paid in July of each year pursuant to his employment contract. Note however, the 2012 contractual amount was awarded in June upon our Listing. In addition, the amounts shown for Mr. Peters represent the full grant date value of the restricted stock award without regard to the portion that he elected to receive in cash in order to satisfy his federal and state tax requirements. As noted above in footnote (1), such amounts are included in the “Bonus” column of the Summary Compensation Table on page 24 of this Proxy Statement.

(3)
The amounts reported in the “All Other Compensation” column of the Summary Compensation Table on page 24 of this Proxy Statement and the value of the one-time LTIP awards described below are excluded from the table above and not reflected in the “Total” compensation column. The grant date fair values of these LTIP awards (as determined under applicable accounting rules based on the probable outcome of the performance-based conditions applicable to these awards) are reported in the “Listing-Related Compensation” column of the table.

May 2012 Awards of LTIP Units
In 2011 and early 2012, our Compensation Committee and its independent compensation consultant, Towers Watson, completed an extensive review of our compensation program to help ensure that the program aligned our fundamentals as a non-traded company and as a potential future publicly traded company. Towers Watson worked closely with us to understand our multi-dimensional company and our overall business philosophy. A key element of the compensation review was to look at our company as a self-managed entity, and to take into account our future strategic direction and objectives, including potential stockholder value enhancement and liquidity events. Importantly, Towers Watson worked closely with us and analyzed our history, in order to help understand the scope and depth of the responsibilities and high level of performance and leadership expected of, and provided by, our executives, employees and directors to enable and promote the continued success and growth of our company. We believe that Towers Watson developed a comprehensive understanding of our business, our culture, our corporate governance model, and our various short- and long-term goals. As part of self-management, we believe that we have established a company culture which puts our stockholders first and focuses our employees on performance that adds value to our company.
With the ongoing assistance of Towers Watson and legal counsel, the Compensation Committee developed a long-term incentive program, “LTIP”, in order to establish an equity position similar to “founders” shares in our company to incentivize future performance. Highlights of the significant contributions of the management team who built our company are listed above under our “Business, Performance and Strategic Actions” related to the Listing. Conceptually, the program was designed to incentivize future performance after our initial stockholders achieved liquidity at a specified level of return above $10.75 per share on their initial $10.00 per share investment. Specifically, these grants to our executives and other key employees under the LTIP program are intended to: (1) incentivize and reward future performance by our executives and other employees selected to participate, where such performance results in added value to our company and our stockholders, in the short, mid, and long term; (2) retain key executive personnel; (3) further align the interests of our executives with those of our stockholders; and (4) be consistent and competitive with our peers in the public marketplace.
The LTIP program is performance based and subject to achieving and exceeding objective benchmarks over a four-year period, as discussed below. The rationale of the program is to provide a structure that we believe will fairly reward our leadership team with appropriate deference to the interests of our stockholders. This compensation program is aimed at promoting and rewarding risk-managed decision-making that is in the best interests of our company and stockholders.
The LTIP program has three key components:

•
Performance. LTIP units only become convertible into common units of our operating partnership if the applicable vesting requirements and certain other conditions under the partnership agreement described below are met. Under the terms of the LTIP units granted prior to the Listing in May 2012, the vesting of the units was generally contingent on our completing a listing or a sale or merger transaction that resulted in a trading price or sale or merger consideration, as applicable, that met the pricing benchmarks set by our Compensation Committee. In the event of a listing, the LTIP units would generally remain eligible to vest if the pricing benchmarks were met prior to May 2016, subject to the executive’s continued employment with us. The program is predicated on achieving targeted performance benchmarks, all above $10.75 per share, depending on the type of liquidity event and the timing of same. As a result, our executives are incentivized to execute our operating plan, grow the portfolio in a patient, prudent, disciplined manner and pursue strategic alternatives as appropriate and to enhance and maximize overall stockholder value.

•
Retention. Mr. Peters is the leader of our company. He has been responsible for the innovation, creativity and advancement of ideas and practices, which we believe have changed the non-traded REIT industry for the better. His leadership has always been based on what is best for our stockholders. Mr. Peters created the self-management team in 2009 and the asset management platform beginning in 2010 - actions that saved millions for our stockholders and positioned the company for the Listing. Mr. Peters solely had the history with our company, public company experience and had relationships with the broker dealers, financial advisors and brokerages that led to the successful execution of raising equity through our initial and follow-on offerings. Along with Mr. Peters, our executive team has played an integral role in positioning the company to where it is today. Our management and governance teams have worked well together. They share our corporate stockholder-first philosophy and our emphasis on innovation, creative thinking and leadership. They have established and promoted a corporate culture focused on performance, productivity and innovation. The terms of the LTIP program require the executives to remain with the company, except in limited circumstances, in order for their awards to vest and the LTIP units to become convertible, further encouraging long-term retention.

•
Alignment of Interests with Stockholders. Increasing the overall equity holdings of our executives further align the interests of our executives with our stockholders. We want to ensure that our executives have substantial equity in our company. Assuming the benchmarks are met and the awards under the LTIP program convert in full into equity ownership of our company, our executives ownership interest in our company would be just under the median competitive ownership levels of our peers. We believe that such equity motivates their performance.

In general, none of the LTIP units will vest unless the per-share stock price is at least $10.75 or more, and the full number of LTIP units subject to an LTIP award will vest only if the per-share stock price is $13.00 or more. (For purposes of the LTIP program, our stock price is measured based on the average closing price over a period of 20 consecutive trading days). From January 2007 through May 2012, we paid cumulative distributions of $3.80 per share of stock purchased during that period for $10.00. At $10.75 to $13.00, these stock price targets would represent a total return of approximately $4.55, or 45.5%, to $6.80, or 68% on $10.00 invested in our stock in January 2007. The number of LTIP units granted to each of the executives that would vest on the achievement of specific stock price targets is as follows:

•	Mr. Peters: from 300,000 units at $10.75 to 1,000,000 units at $13.00 or more;

•	Ms. Pruitt: from 67,500 units at $10.75 to 225,000 units at $13.00 or more;

•	Mr. Engstrom: from 60,000 units at $10.75 to 200,000 units at $13.00 or more; and

•	Ms. Houghton: from 58,500 units at $10.75 to 195,000 units at $13.00 or more.
The Compensation Committee awarded these grants at levels it determined in its judgment to provide appropriate additional incentives to the executives to continue our growth and create value for our stockholders and to continue their employment with us. In addition, Mr. Peters was granted 450,000 additional LTIP units that are eligible to vest only upon a change in control of the Company. These awards of LTIP units are not treated as a component of the named executive officers’ annual compensation packages. In the future, however, we may grant LTIP units to attract and retain additional senior executives or to retain our named executive officers.
LTIP units are a special class of partnership interests under our operating partnership. Each LTIP unit awarded is deemed equivalent to an award of one common share under the Amended and Restated 2006 Incentive Plan, or the 2006 Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We do not receive a tax deduction for the value of any LTIP units granted to our employees. LTIP units that have not vested or vested LTIP units that have not reached full parity with the operating partnership units, receive 10% of the same per-unit profit distributions as our operating partnership units, which profit distribution generally equals per-share distributions on our common stock. Once an LTIP unit is vested and reaches full parity with the operating partnership unit, the units will receive the same per-unit profit distributions as our operating partnership units, which profit distribution generally equals per-share distributions on our common stock. This treatment with respect to distributions is similar to the treatment of our restricted share awards, which generally receive full distributions whether vested or not.
Severance Benefits.    We believe that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the named executive officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a named executive officer on a case-by-case basis and, in general, we consider these severance protections an important part of an executive's compensation and consistent with competitive practices. As described in more detail under “Potential Payments Upon Termination or Change in Control” below, the named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without cause or by the executive for good reason.
Compensation-Related Risk.    The Risk Management Committee of the Board reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external exposures. Through this process of review, we have concluded that our compensation policies are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board oversees our compensation program on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, the Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2013 annual meeting of stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the Compensation Committee:
Gary T. Wescombe, Chair
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2012, 2011 and 2010
The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus (3) ($)	Stock Awards (4) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (5) ($)	Total ($)
Scott D. Peters	2012	750,000	4,539,200	8,465,300	(6)	—	152,332	13,906,832
Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	2011	750,000	2,241,667	1,600,000		—	302,678	4,894,345
	2010	655,208	1,825,000	1,100,000		—	217,045	3,797,253
Kellie S. Pruitt (1)	2012	300,000	300,000	2,364,523	(7)	—	85,801	3,050,324
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2011	300,000	200,000	800,000		—	123,342	1,423,342
	2010	207,937	225,000	500,000		—	40,594	973,531
Mark D. Engstrom	2012	300,000	225,000	2,024,020	(8)	—	85,838	2,634,858
Executive Vice President - Acquisitions	2011	300,000	200,000	800,000		—	125,162	1,425,162
	2010	275,000	275,000	500,000		—	41,877	1,091,877
Amanda L. Houghton (2)	2012	214,583	175,000	1,895,920	(9)	—	44,700	2,330,203
Executive Vice President - Asset Management	2011	165,000	75,000	50,000		—	22,679	312,679

(1)	Ms. Pruitt was promoted to Chief Financial Officer in May 2010.

(2)	Ms. Houghton was appointed as Executive Vice President - Asset Management in December 2011. Ms. Houghton was not a named executive officer in 2010.

(3)
Reflects the annual cash bonuses earned by our named executive officers for the applicable year. In the case of Mr. Peters, amount includes annual cash bonuses of $1,500,000, $1,200,000 and $1,500,000 for 2012, 2011 and 2010, respectively. As described in the “Compensation Discussion and Analysis” above, Mr. Peters has had the opportunity to elect to receive a portion of his grants of restricted shares awarded on or before June 6, 2012 in the form of restricted cash awards in order to pay state and federal taxes on the vesting of restricted shares. No restricted cash awards remain unvested as of December 31, 2012. The amount reported in this column for each fiscal year also represents the amount of these restricted cash awards that vested during that year in the amount of $3,039,200, $1,041,667 and $325,000 for 2012, 2011 and 2010, respectively.

(4)
Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year, including the May 2012 one-time LTIP award, as more fully described above, determined in accordance with Financial Accounting Standards Board Accounting Standard Codification 718 Stock Compensation, or ASC 718. ASC 718 establishes accounting and reporting standards for LTIP awards. Applying such standards and with the assistance of our independent valuation specialists, Equity Methods, we utilized a Monte Carlo simulation to calculate the grant date fair value of the awards of $5.62 per award. The amounts reported in the table above represent the maximum performance levels to be achieved. For more information regarding the grant date fair value of awards of restricted stock and LTIP units, see Note 12, Stockholders’ Equity, of the Company’s financial statements filed with the SEC as part of the Annual Report on Form 10-K for the year ended December 31, 2012. This column does not include any amount for awards that Mr. Peters elected to receive in the form of cash as described in note (3) above.

(5)
Amounts in this column for 2012 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers in the amount of $13,695; and (2) distributions on unvested stock awards that were granted prior to the Listing in the following amounts: Mr. Peters, $138,637, Ms. Pruitt, $62,106, Mr. Engstrom, $62,143, and Ms. Houghton, $21,005.

Amounts in this column for 2011 and 2010 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers; (2) distributions on unvested stock awards; and (3) payments for unused earned vacation benefits. Such amounts reflect the aggregate cost to us of providing the benefit.

(6)
Includes the aggregate grant date fair value of restricted stock awards of $750,000 awarded in January 2012, $595,200 awarded in June 2012 pursuant to Mr. Peters’ employment contract and $1,500,000 awarded in December 2012. As discussed in footnote (2) of the table on page 20, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $1,686,030 at $10.75 to $5,620,100 at $13.00 or more. The amount also includes the grant date fair value of 450,000 LTIP units that are eligible to vest only if a change in control occurs. The 450,000 LTIP units have a grant date fair value of $0 based upon the probable outcome of the performance condition. The value of the award at the grant date assuming the highest value of the performance condition is achieved is $4,500,000.

(7)
Includes the aggregate grant date fair value of restricted stock awards of $500,000 awarded in January 2012 and $600,000 awarded in December 2012. As discussed in footnote (2) of the table on page 20, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $379,357 at $10.75 to $1,264,523 at $13.00 or more.

(8)
Includes the aggregate grant date fair value of restricted stock awards of $500,000 awarded in January 2012 and $400,000 awarded in December 2012. As discussed in footnote (2) of the table on page 20, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $337,206 at $10.75 to $1,124,020 at $13.00 or more.

(9)
Includes the aggregate grant date fair value of restricted stock awards of $400,000 awarded in January 2012 and $400,000 awarded in December 2012. As discussed in footnote (2) of the table on page 20, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $328,776 at $10.75 to $1,095,920 at $13.00 or more.

Employment Agreements
Prior to 2012, we entered into employment agreements with each of our named executive officers that was in effect during the year. Mr. Peters’ employment agreement has an initial term of four and one-half years, with automatic one-year renewal periods unless either party gave prior notice of non-renewal. The employment agreements with each of the other executives had an initial term of two years. The agreements provided for the following initial annual base salaries: Mr. Peters, $500,000; Mr. Engstrom, $275,000; Ms. Pruitt, $180,000; and Ms. Houghton, $165,000. All salaries were subject to adjustment in the sole discretion of the Compensation Committee, provided that Mr. Peters’ base salary may not be reduced. The salaries in effect in at the end of 2012 for each executive were as follows: Mr. Peters, $750,000; Mr. Engstrom, $300,000; Ms. Pruitt, $300,000; and Ms. Houghton, $250,000. The agreements provide that each of the executives will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. The executives’ bonus opportunities for 2012 are described in the Compensation Discussion and Analysis above. Each executive was entitled to all employee benefits and perquisites made available to our senior executives, provided that we will pay 100% of the premiums for each executive's healthcare coverage under our group health plan.

As noted in the Compensation Discussion and Analysis above, the Compensation Committee approved new employment agreements with each of our named executive officers, effective as of January 1, 2013. Mr. Peters’ employment agreement has a term of four years, with the parties having the option to renew the agreement for two additional one-year terms thereafter. The term of the employment agreements for each of the other named executive officers is three years, with the parties having the option to renew the agreement for two additional one-year terms thereafter. Under their respective employment agreements, the initial base salaries for Mr. Peters, Ms. Pruitt, Mr. Engstrom and Ms. Houghton are $800,000, $350,000, $325,000 and $275,000, respectively. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance criteria as determined by the Compensation Committee, with the target annual bonus for Mr. Peters being 200% of his base salary and the target annual bonus for the other named executive officers each executive being 100% of the executive’s base salary. In addition, the new employment agreement provides for Mr. Peters to be granted 250,000 shares of our common stock, with 25% of such shares being vested on the date of grant and the remaining 75% of such shares vesting in annual installments over the three-year period commencing January 1, 2013. The new employment agreements for each of the other named executive officers provide for the executive to be granted shares of our common stock that will vest in one installment on the third anniversary of the grant date, with the award for Ms. Pruitt being 60,000 shares and the awards for each of Mr. Engstrom and Ms. Houghton being 40,000 shares. Each new employment agreement also provides that the executive is entitled to participate in the benefit plans made available generally to the Company's other senior executives.
For information on the benefits provided to the named executive officers in connection with a termination of employment or a change in control of the company, please see “Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards Table - Fiscal 2012
The following table presents information concerning plan-based awards granted to our named executive officers for the year ended December 31, 2012. All equity awards were granted pursuant to the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan, as amended from time to time, or the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see the Compensation Discussion and Analysis and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plan Information”.

		Estimated Future Payouts under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott D. Peters	1/1/2012	—	750,000	—
	6/6/2012	—	595,200	—
	1/1/2012							75,000	750,000
	6/6/2012							60,000	595,200
	5/16/2012				300,000	—	1,000,000		5,620,100
	5/16/2012				—	450,000	—		—
	12/24/2012							150,000	1,500,000
Kellie S. Pruitt	1/1/2012							50,000	500,000
	5/16/2012				67,500	—	225,000		1,264,523
	12/24/2012							60,000	600,000
Mark D. Engstrom	1/1/2012							50,000	500,000
	5/16/2012				60,000	—	200,000		1,124,020
	12/24/2012							40,000	400,000
Amanda L. Houghton	1/1/2012							40,000	400,000
	5/16/2012				58,500	—	195,000		1,095,920
	12/24/2012							40,000	400,000

(1)
Reflects restricted cash awards. There is no threshold, target or maximum payable pursuant to these awards; instead, the award vests based on Mr. Peters’ continued service with us. See the Compensation Discussion and Analysis for additional information regarding the 2012 restricted cash awards.

(2)	Reflects a grant of restricted common stock.

(3)
Reflects a grant of one-time LTIP units as further discussed above and 450,000 LTIP units that would vest only if a change in control occurs. The grant date fair value of these awards is based upon the probable outcome of the performance condition applicable to the awards as determined under applicable accounting rules.

Outstanding Equity Awards Table at Fiscal 2012 Year-End
The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2012. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Scott D. Peters	100,000	(3)	990,000	1,450,000	14,355,000
Kellie S. Pruitt	60,000	(4)	594,000	225,000	2,227,500
Mark D. Engstrom	40,000	(4)	396,000	200,000	1,980,000
Amanda L. Houghton	40,000	(4)	396,000	195,000	1,930,500

(1)	For the purposes of this table the market value of unvested restricted common stock is based on the closing price of our Class A common stock on the NYSE as of December 31, 2012, which was $9.90.

(2)
Reflects one-time LTIP awards issued to executives in May 2012 in anticipation of the Listing on June 6, 2012. The vesting of these awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. In the case of Mr. Peters, the amount also includes 450,000 LTIP units eligible to vest only if a change in control occurs. The market value represents the maximum awards in units upon achievement of a $13.00 stock price plus the 450,000 units eligible to vest upon a change in control calculated using the closing price of our Class A common stock on the NYSE as of December 31, 2012, which was $9.90.

(3)
Reflects restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of December 24, 2013 and December 24, 2014, provided Mr. Peters is employed by us on each such vesting date.

(4)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on December 24, 2015, provided the executive is employed by us on such vesting date.
Option Exercises and Stock Vested Table - Fiscal 2012
The following table shows the number of shares acquired and the value realized upon vesting of stock awards for each of the named executive officers during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (3) ($)
Scott D. Peters	355,833	(1)	3,539,207
Kellie S. Pruitt	188,333	(2)	1,868,263
Mark D. Engstrom	193,333	(2)	1,917,863
Amanda L. Houghton	65,000	(2)	644,800

(1)
Reflects 25,000 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on January 1, 2012, 25,000 shares that vested pursuant to the terms of Mr. Peters’ stock grant on January 3, 2011, 16,667 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on May 24, 2010, 239,166 shares that vested pursuant to the Listing on June 6, 2012 and 50,000 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on December 24, 2012.

(2)	Reflects restricted stock and restricted stock units that vested pursuant to the Listing on June 6, 2012.

(3)
The value realized for awards that vested prior to June 6, 2012 was determined based upon the price per share of our common stock offered in our initial and follow-on offerings ($10.00). The value realized for all awards vesting on June 6, 2012 and, thereafter, was based upon the closing price of our Class A common stock on the NYSE.

Potential Payments Upon Termination or Change in Control
Summary of Potential Payments Upon Termination of Employment.    As mentioned above, we are a party to an employment agreement with each of our named executive officers, which provide benefits to the executive in the event of his or her termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination. Following is a description of the benefits provided under each executive’s employment agreement as in effect through December 31, 2012. See “2013 Employment Agreements” below for the severance benefits provided to the named executive officers under their new employment agreements, which became effective as of January 1, 2013.
Termination without Cause; Resignation for Good Reason.    If we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the employment agreement), the applicable executive will be entitled to the following benefits:

•
in the case of Mr. Peters, a lump sum severance payment equal to (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by (b) (1) if the date of termination occurs during the initial term, the greater of one, or the number of full calendar months remaining in the initial term, divided by 12, or (2) if the date of termination occurs during a renewal term after December 31, 2013, one; provided that in no event may the severance benefit be less than $3,000,000;

•	in the case of Mr. Engstrom and Ms. Pruitt, a lump sum severance payment equal to two times his or her then-current base salary;

•	in the case of Ms. Houghton, a lump sum severance payment equal to one year of her then-current base salary;

•	continued healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Engstrom and Ms. Pruitt with all premiums paid by us; and

•	for each named executive officer other than Ms. Houghton, immediate vesting of the executive’s then-outstanding and unvested equity awards (other than the LTIP units).
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to continued healthcare coverage under COBRA, with all premiums paid by us, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Engstrom and Ms. Pruitt. In addition, unvested equity awards (other than the LTIP units) will become immediately vested.
Death.    In the event of a termination due to death, unvested equity awards (other than the LTIP units) will become immediately vested.
LTIP Units. If a named executive officer’s employment is terminated and the executive would be entitled to cash severance in the circumstances as described above, or if the executive’s employment terminates due to his or her death or disability, the executive’s LTIP units will remain eligible to vest based on our stock price levels for up to one year following the termination (and, in the case of a termination of Mr. Peters’ employment pursuant to which he would be entitled to cash severance, his award will vest to the extent necessary so that it is vested as to at least 500,000 LTIP units).
Non-Compete Agreement.    Each of our named executive officers entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the United States and soliciting our customers, vendors, or employees during employment through the occurrence of a change in control (or such lessor period as required by applicable law). The agreements also limit the executives’ ability to disclose or use any of our confidential business information or practices.
The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2012 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2012, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Termination for Cause or Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)		Death ($)	Disability ($)
Scott D. Peters
Cash Severance	—	3,600,000	(1)	—	—
Benefit Continuation (2)	—	27,166		—	27,166
Value of Unvested Equity Awards (3)	—	5,940,000		990,000	990,000
Total	—	9,567,166		990,000	1,017,166
Kellie S. Pruitt
Cash Severance	—	600,000	(4)	—	—
Benefit Continuation (2)	—	9,055		—	9,055
Value of Unvested Equity Awards (3)	—	594,000		594,000	594,000
Total	—	1,203,055		594,000	603,055
Mark D. Engstrom
Cash Severance	—	600,000	(4)	—	—
Benefit Continuation (2)	—	9,055		—	9,055
Value of Unvested Equity Awards (3)	—	396,000		396,000	396,000
Total	—	1,005,055		396,000	405,055
Amanda L. Houghton
Cash Severance	—	250,000	(5)	—	—
Value of Unvested Equity Awards (3)	—	—		396,000	396,000
Total	—	250,000		396,000	396,000

(1)
Represents a lump sum cash severance payment calculated using the following formula (as discussed above): the sum of (1) three times his then-current base salary, and (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by one (which represents the number of full calendar months remaining in the initial term of Mr. Peters’ employment agreement (12), divided by 12).

(2)	Represents company-paid COBRA for medical, dental and vision coverage based on 2012 rates for (1) 18 months in the case of Mr. Peters, or (2) six months in the case of Mr. Engstrom and Ms. Pruitt.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2006 Incentive Plan, equity awards generally vest upon the executive’s termination of service with us due to death or disability or upon the executive’s termination by us without Cause or the executive’s resignation for Good Reason within one year after a change in control. In the case of Mr. Peters, this amount also includes 500,000 LTIP units that would vest upon a termination without cause or resignation for good reason, since the amount of vested LTIP units as of December 31, 2012 was zero. Awards of restricted stock and LTIP units are valued based upon the closing price of our common stock on the NYSE as of December 31, 2012, which was $9.90.

(4)	Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

(5)	Represents a lump sum cash severance payment equal to the executive’s then-current base salary.
Summary of Potential Payments upon a Change in Control.    Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our named executive officers) would generally vest upon the occurrence of a change in control of our company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder's employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. See the “Value of Unvested Equity Awards” rows of the table below and the corresponding footnotes for the value of each executive’s outstanding equity awards that may have vested in connection with a change in control of us as of December 31, 2012.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	990,000
Value of LTIP Units (2)	4,455,000
Total	5,445,000
Kellie S. Pruitt
Value of Unvested Equity Awards (1)	594,000
Total	594,000
Mark D. Engstrom
Value of Unvested Equity Awards (1)	396,000
Total	396,000
Amanda L. Houghton
Value of Unvested Equity Awards (1)	396,000
Total	396,000

(1)	Represents the value of unvested awards of restricted stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2012, which was $9.90.

(2)
Represents the value of 450,000 unvested LTIP units granted to Mr. Peters in May 2012 that would vest only upon a change in control, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2012, which was $9.90.

2013 Employment Agreements. Each of the new employment agreements we entered into with our named executive officers, effective as of January 1, 2013, provides for the executive to receive severance if his or her employment is terminated by us without cause or by the executive for good reason (as such terms are defined in the new employment agreements). In the case of Mr. Peters, he will be entitled to a cash severance benefit to be paid in a lump sum equal to three times the sum of (i) his base salary at the annualized rate in effect on his termination date, and (ii) his target annual bonus for the year in which the termination occurs. In addition, he would be entitled to a prorated bonus for the year in which the termination occurs, and each of his outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date (except that this acceleration provision does not apply to the awards of LTIP units granted to Mr. Peters in May 2012 and any similar awards that may subsequently be granted to him). In the case of Ms. Pruitt, the severance payment will equal two times the sum of (i) her base salary at the annualized rate in effect on her termination date, and (ii) her target annual bonus for the year in which the termination occurs, and in the case of Mr. Engstrom and Ms. Houghton, the severance payment will equal two times the executive’s base salary at the annualized rate then in effect. In addition, the executive would be entitled to a prorated bonus for the year in which the termination occurs, and each of his or her outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date (except that this acceleration provision does not apply to the awards of LTIP units granted to the executives in May 2012 and any similar awards that may subsequently be granted to the executive). In addition, in the event of termination of the executive’s employment as described above, the executive would generally be entitled to reimbursement for COBRA premiums for continued health coverage, in the case of Mr. Peters, for up to 18 months following the termination date and in the case of the other named executive officers for up to six months following the termination date. If a change in control of the Company occurs, Mr. Peters would be entitled to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits described above. In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Director Compensation
Our independent Directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan, as amended. In 2010, the Compensation Committee reviewed the compensation payable to our independent Directors. In conducting this review, the Compensation Committee took into account, among other things, the substantial time and effort required of our Directors, the value to our company of retaining experienced Directors with a history at our company, and our overall financial strength and growth, as well as the results of a 2008 NAREIT survey regarding director compensation and a 2009 report from Towers Watson. On May 20, 2010, based upon the recommendation of the Compensation Committee, our Board of Directors approved certain amendments to our independent director compensation plan. Our current director compensation policy is as follows:
Annual Retainer.     Our independent Directors receive an annual retainer of $50,000.
Annual Retainer, Committee Chairman.     The chairman of the Audit Committee receives an annual retainer of $15,000, and the chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Risk Management Committee receive an annual retainer of $12,500. These retainers are in addition to the annual retainer payable to all independent board members for Board service.
Meeting Fees.     Our independent Directors receive $1,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone. An additional $500 is paid to the committee chair for each committee meeting attended in person or by telephone. If a Board meeting is held on the same day as a committee meeting, the independent Directors will receive a fee for each meeting attended.
Equity Compensation.     Upon initial election to our Board of Directors, an independent Director receives an award of 5,000 restricted shares of our common stock. Upon his or her re-election to the Board at an annual meeting of our stockholders, an independent Director receives an award of 7,500 restricted shares. The awards of restricted stock granted to our independent Directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Director Stock Purchase.     The Board of Directors of the company have approved a policy whereby each existing member of the Board of Directors shall be required to purchase (subject to the company’s Insider Trading Policy and applicable securities laws) by no later than May 16, 2014 and hold not less than 25,000 shares in the aggregate of the company’s common stock (independent of all grants from the company) for so long as each such member of the Board of Directors remains a member of the Board of Directors of the company.  As of April 19, 2013, the members of the Board of Directors have acquired and hold in the aggregate 136,000 shares of common stock in the company.

May 2012 One-Time Awards of LTIP Units. As more fully described under “Elements of our 2012 Compensation Program,” in May 2012, our Board approved LTIP awards for each of our independent Directors in order to establish an equity position similar to “founders” shares in our company. Highlights of the significant contributions of the management team and the Board of Directors who built our company are listed above under our “Business, Performance and Strategic Actions” related to the Listing. The depth of our management team is complemented by proactive and effective corporate governance. We have an experienced and talented Board of Directors who have committed to actively govern our company. Four of our Directors have been with our company since its formation and one since early 2007. These board members actively managed the company prior to and during our transition from an externally advised company to a self-managed company. We view their history with our company and their pro-active corporate governance as a critical value-added asset of our company. Specifically as it relates to our Directors, the LTIP program is intended to: (1) retain and motivate our existing Directors to continue to provide proactive and effective governance and make themselves available for future service to us; (2) further align the interests of our Directors with those of our stockholders; and (3) be consistent and competitive with the equity holding levels of our peers in the public marketplace.
In general, none of the LTIP units will vest unless the per-share stock price is at least $11.00 or more, and the full number of LTIP units subject to an LTIP award will vest only if the per-share stock price is $13.00 or more. From January 2007 through May 2012, our company has paid cumulative distributions of $3.80 on a share of stock purchased at that time for $10.00. At $11.00 to $13.00, these stock price targets would represent a total return of approximately $4.80, or 48%, to $6.80, or 68% on $10.00 invested in our company’s stock in January 2007. The number of LTIP units granted to each of the Directors that would vest on the achievement of specific stock price targets is from 54,000 units at $11.00 to 135,000 units at $13.00 or more. These awards of one-time LTIP units are not treated as a component of the Directors’ annual compensation packages. In the future, however, we may grant LTIP units to attract and retain additional directors or to retain our existing Directors.
Expense Reimbursement.     We reimburse our Directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors.
Independent Directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a Director. The compensation paid to Mr. Peters is presented above under “Executive Compensation.”
Director Compensation Table for 2012
The following table sets forth the compensation earned by our independent Directors for the year ended December 31, 2012.

Name	Fees Paid or Earned in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total (2) ($)
W. Bradley Blair, II	135,000	801,602	3,925	940,527
Maurice J. DeWald	129,500	801,602	3,925	935,027
Warren D. Fix	130,000	801,602	3,925	935,527
Larry L. Mathis	121,500	801,602	3,925	927,027
Gary T. Wescombe	129,500	801,602	3,925	935,027

(1)
Includes the aggregate grant date fair value of restricted stock awards granted to the independent Directors in 2012 of $74,100, determined in accordance with ASC 718. On July 9, 2012, each of the independent Directors received 7,500 shares of restricted stock and as of December 31, 2012, each of the independent Directors had 6,000 unvested shares of restricted stock. Also includes the aggregate grant date fair value of LTIP units granted to the independent Directors in 2012 of $727,502, determined in accordance with ASC 718. With the assistance of our independent valuation specialists, Equity Methods, we utilized a Monte Carlo simulation to calculate the grant date fair value of the awards of $5.39 per award. For more information regarding the grant date fair value of awards of restricted stock and LTIP units, see Note 12, Stockholders’ Equity, of the Company’s financial statements filed with the SEC as part of the Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
Given the one-time nature of the LTIP award, the table below shows the total annual compensation of our Directors, excluding the one-time award in order to provide our stockholders with a more complete picture of normalized annual compensation for our Directors for 2012.

Name	Total Compensation as Reported ($)	Less One-Time LTIP Awards ($)	Total Compensation Excluding One-Time Award ($)
W. Bradley Blair, II	940,527	727,502	213,025
Maurice J. DeWald	935,027	727,502	207,525
Warren D. Fix	935,527	727,502	208,025
Larry L. Mathis	927,027	727,502	199,525
Gary T. Wescombe	935,027	727,502	207,525
Compensation Committee Interlocks and Insider Participation
During 2012, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix and Gary T. Wescombe, all of whom are independent Directors of our company, served on our Compensation Committee. None of our independent Directors was an officer or employee of our company in 2012 or any time prior thereto. During 2012, none of the members of the Compensation Committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2012 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	412,000	—	—
Equity compensation plans not approved by security holders	2,488,000	—	5,512,000
Total	2,900,000	—	5,512,000

(1)
The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares that may be issued under the plan from 2,000,000 to 10,000,000. This increase was not approved by stockholders. Accordingly, the shares under the 2006 Incentive Plan that were approved by stockholders are reflected in the table above under “Equity compensation plans approved by security holders,” and the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2)	Does not include 376,500 outstanding restricted shares granted under the 2006 Incentive Plan.
Amended and Restated 2006 Incentive Plan and Independent Directors Compensation Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock.
The 2006 Incentive Plan provides for the granting of awards to participants in the following forms to those independent directors, employees, and consultants selected by the plan administrator for participation in the 2006 Incentive Plan:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent Directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter.
The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 10,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by our company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant's service due to death or disability (as defined in the plan), (i) all of that participant's outstanding options and stock appreciation rights will become fully vested and exercisable, (ii) all time-based vesting restrictions on that participant's outstanding awards will lapse, and (iii) the payout level under all of that participant's outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of our company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors: (i) all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and (iii) the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control. In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant's employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then: (i) all of that participant's outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant's outstanding awards will lapse as of the date of termination; and (iii) the payout level under all of that participant's performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by our stockholders. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent Directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent Directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our Directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our Directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.

Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our Directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our Directors or officers or any of their affiliates has an interest without a determination by a majority of our Directors, including a majority of our independent Directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our Directors or officers or any of their affiliates unless a majority of our Directors, including a majority of our independent Directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent Directors.

•
We will not make any loans to any of our Directors or officers or any of their affiliates (other than loans to our wholly owned subsidiaries). In addition, any loans made to us by our Directors or officers or any of their affiliates must be approved by a majority of our Directors, including a majority of the independent Directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our Directors or any of their affiliates unless a majority of our Directors, including a majority of our independent Directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our Board of Directors recognizes that transactions between us and any of our Directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and our stockholders. Therefore, as a general matter and consistent with our charter and code of ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the nominating and corporate governance committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm's length dealings with an unrelated third person, and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.
In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a Director's independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the Director or the Director's immediate family members are related persons.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table shows as of April 19, 2013 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by principal stockholders who beneficially own more than five percent of the Company’s outstanding shares of either Class A common stock or Class B common stock. The information in this table is based upon the latest filing of either a Schedule 13D, Schedule 13G or Form 13F (or amendments thereto) as filed by the respective stockholder with the SEC as of the date stated in the below footnote. The percent of common stock is based on 111,424,429 and 114,566,254 shares of our Class A common stock and Class B common stock, respectively, outstanding as of April 19, 2013.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. (1)	10,483,152	9.4%	—	—%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based solely on the information in Schedule 13G, dated April 9, 2013, filed by The Vanguard Group, Inc., or Vanguard, with the SEC, with respect to the Company reporting beneficial ownership as of March 31, 2013. The report states that Vanguard sole voting power over 25,061 shares, sole dispositive power over 10,460,891 shares and shared dispositive power over 22,261 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,261 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,800 shares as a result of its serving as investment manager of Australian investment offerings.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows as of April 19, 2013 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each Director; (ii) each named executive officer; and (iii) all Directors and executive officers as a group. The percent of common stock is based on 111,424,429 and 114,566,254 shares of our Class A common stock and Class B common stock, respectively, outstanding as of April 19, 2013.

	Class A Common Stock		Class B Common Stock
Name	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Scott D. Peters	1,310,283	1.2%	260,000	*
Kellie S. Pruitt	281,534	*	61,730	*
Mark D. Engstrom	248,606	*	68,504	*
Amanda L. Houghton	194,189	*	19,028	*
W. Bradley Blair, II	136,060	*	15,000	*
Maurice J. DeWald	123,060	*	15,000	*
Warren D. Fix	138,425	*	18,364	*
Larry L. Mathis	138,822	*	17,762	*
Gary T. Wescombe	161,060	*	15,000	*
Directors and executive officers as a group (9 persons)	2,732,039	2.4%	490,388	*

*	Represents less than 1% of our outstanding Class A common stock or Class B common stock.

(1)
Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2)
Amount includes vested LTIP units as of April 19, 2013 which are convertible into shares of Class A common stock as follows: 688,000 for Mr. Peters, 154,800 for Ms. Pruitt, 137,600 for Mr. Engstrom, 134,160 for Ms. Houghton and 88,560 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe. The future vesting of the unvested LTIP units is unknown at this time as the vesting is based on the future performance of our stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each Director, officer, and individual beneficially owning more than 10% of a registered security of our company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of our company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2012 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2012, except that one Director failed to timely file one Form 4 with respect to one transaction.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche LLP, or Deloitte, to be our independent registered public accounting firm for the year ending December 31, 2013. A representative of Deloitte is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 24, 2006. The following table lists the fees for services billed by our independent auditors for 2012 and 2011:

Services	2012	2011
Audit fees (1)	$1,594,000	$1,401,000
Audit-related fees (2)	223,000	68,000
Tax fees (3)	300,000	395,000
All other fees	—	—
Total	$2,117,000	$1,864,000

(1)	Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and other services related to filings with the SEC.

(2)	Audit related fees consist of stand-alone property audits and agreed-upon procedures.

(3)	Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairperson of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairperson of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2012 and 2011 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm's independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2012 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from the independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the Securities and Exchange Commission, or the SEC.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. This report is provided by the following independent directors, who constitute the Audit Committee:
Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Larry L. Mathis
Gary T. Wescombe

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 19, 2013 without charge upon written request addressed to:
Healthcare Trust of America, Inc.
Attention: Secretary
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.eproxyvote.com/hta. You also may access our Annual Report on Form 10-K for the year ended December 31, 2012 at www.htareit.com.

CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, www.htareit.com, as necessary.

PROPOSALS FOR 2014 ANNUAL MEETING
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2014 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 10, 2014, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2014 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 11, 2013 and no later than 5:00 p.m., Eastern Time, on January 10, 2014. Any stockholder nominations or proposals not received by us by 5:00 p.m., Eastern Time, on January 10, 2014, will be considered untimely and, if raised at the 2014 Annual Meeting of Stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

OTHER MATTERS
We will mail a proxy card together with this proxy statement to all stockholders of record at the close of business on or about May 10, 2013. The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the annual meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.
It is important that proxies be returned promptly. Therefore, stockholders are urged to date, sign and return the accompanying proxy card in the accompanying return envelope or by fax to (781) 633-4036 or by telephone by dialing toll-free (866) 977-7699 or by the internet at www.eproxyvote.com/hta.
HEALTHCARE TRUST OF AMERICA, INC. PO BOX 55046 BOSTON MA 02205-9918 Your Proxy Vote is Important! You can authorize a proxy to cast your vote and otherwise

HEALTHCARE TRUST OF AMERICA, INC.

P.O. BOX 55046
BOSTON, MA 02205-5046

Your Proxy Vote is Important!

You can authorize a proxy to cast your vote and otherwise represent you at the 2013 Annual Meeting of Stockholders in one of four ways:

Vote by Internet: Authorize your proxy online at **www.eproxyvote.com/hta** until 11:59 p.m. eastern daylight time on July 8, 2013.

Vote by Phone: Call our toll free number at **(866) 977-7699**, to authorize your proxy until 11:59 p.m. eastern daylight time on July 8, 2013.

Vote by Mail: Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope.

Vote by Fax: Fax the completed proxy card to **(781) 633-4036** until 11:59 p.m. eastern daylight time on July 8, 2013.

If Voting by Mail
Remember to **sign** and **date** form below.
Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.

PROXY TABULATOR
P.O. BOX 55046
BOSTON MA 02205-9836

HEALTHCARE TRUST OF AMERICA, INC.
ANNUAL MEETING OF STOCKHOLDERS
JULY 9, 2013
PROXY CARD
Solicited by the Board of Directors
Please Authorize Your Proxy to Vote by July 8, 2013

The undersigned stockholder of Healthcare Trust of America, Inc., a Maryland corporation, hereby appoints Scott D. Peters and Kellie S. Pruitt, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2013 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. to be held on July 9, 2013 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and any and all postponements and adjournments thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all postponements and adjournments thereof, with all power possessed by the undersigned as if personally present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the annual meeting or any postponement or adjournment thereof, including matters incident to its conduct or a motion to adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies.

SIGN, DATE and RETURN:
When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such under signature. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature ______________________

Signature ______________________

Date ______________________

The Board of Directors recommends a vote "For All Nominees" in Proposal 1 and "For" Proposal 2. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted "For All Nominees" named in Proposal 1 and "For" Proposal 2.

Please mark boxes as in the example [X]

1. Election of Directors – The election of each of the six director nominees listed below to serve until the 2014 annual meeting of stockholders and until their successor are duly elected and qualified.

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*
☐	☐	☐

(1) Scott D. Peters	(2) W. Bradley Blair, II	(3) Maurice J. DeWald
(4) Warren D. Fix	(5) Larry L. Mathis	(6) Gary T. Wescombe

To **withhold authority** to vote for any individual nominee(s) write the number(s) of the nominee(s) in the box below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please check box at right if you plan on attending the Annual Meeting of Stockholders on July 9, 2013. ☐

You may obtain directions to attend the 2013 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.